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Exhibit 7c:

For Protective's Premiere II and Premiere II 2003 Variable Life product:

Generali USA Life Reassurance Company (Kansas City, Missouri)
Munich American Reassurance Company (Atlanta, Georgia)
Revios Reinsurance US Inc. (formerly Gerling Global Life Reinsurance Company) (Toronto, Canada)
RGA Reinsurance Company (St. Louis, Missouri)
SCOR Life U.S. Re Insurance Company (Addison, Texas)
Security Life of Denver Insurance Company (Denver, Colorado)
Swiss Re Life & Health America Inc. (Stamford, Connecticut)
The Cologne Life Reinsurance Company (Stamford, Connecticut)
The Lincoln National Life Insurance Company (Fort Wayne, Indiana)
Transamerica Occidental Life Insurance Company (Charlotte, North Carolina)

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  Exhibit 7c